UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 6, 2018

SCHNEIDER NATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Wisconsin	001-38054	39-1258315
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3101 South Packerland Drive
Green Bay, WI 54313
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (920) 592-2000
_____________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.    Entry into a Material Definitive Agreement

On August 6, 2018, Schneider National Leasing, Inc. (the "Borrower"), a wholly-owned subsidiary of Schneider National, Inc. ("Schneider"), entered into a $250 million Credit Agreement among the Borrower, Schneider, and certain other subsidiaries of Schneider (as guarantors), the lenders party thereto (the "Lenders") and JPMorgan Chase Bank, N.A., as administrative agent (the "2018 Credit Facility") and terminated its existing $250 million Amended and Restated Credit Agreement dated as of February 18, 2011 (as amended by the First Amendment to Credit Agreement dated as of November 21, 2013, the "Existing Credit Facility").

The 2018 Credit Facility contains representations, warranties, covenants and events of default substantially similar to the Existing Credit Facility, except that the 2018 Credit Facility, among other things: (i) provides for maturity on August 6, 2023, (ii) accounts for the potential discontinuance of LIBOR, (iii) provides for the ability of the Borrower and Schneider to require the release of guarantors which are domestic subsidiaries when such guarantors no longer guarantee certain other material indebtedness of Schneider or its subsidiaries and are not material individually or collectively with other non-guarantor domestic subsidiaries, (iv) provides for automatic termination of the existing minimum consolidated net worth covenant when the terms of other material debt of Schneider or its subsidiaries does not contain a consolidated net worth covenant and (v) provides for a consolidated interest coverage covenant that will become effective automatically upon termination of the consolidated net worth covenant described in (iv) above.

The 2018 Credit Facility matures in August 2023 and allows the Borrower to request an increase in the total commitment by up to $150 million, for a total potential commitment of $400 million. The 2018 Credit Facility also provides a sublimit of $100 million to be used for the issuance of letters of credit. The applicable interest rate under the 2018 Credit Facility is based on the Prime Rate, the Federal Funds Rate or LIBOR, depending upon the specific type of borrowing, plus an applicable margin based on the consolidated net debt coverage ratio as of the end of each fiscal quarter.

The 2018 Credit Facility contains various financial and other covenants, including required minimum consolidated net worth (subject to termination as described in the second preceding paragraph), consolidated net debt, limitations on indebtedness, transactions with affiliates, shareholder debt, restricted payments and, upon termination of the consolidated net worth covenant as described in the second preceding paragraph, consolidated interest coverage.

The foregoing description of the 2018 Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the 2018 Credit Facility, which is filed as Exhibit 10.1 to this report, and is incorporated by reference herein.

In the ordinary course of their respective businesses, the Lenders and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Borrower, Schneider National and its other subsidiaries for which they have in the past or may in the future receive customary compensation and expense reimbursement.

ITEM 1.02.    Termination of a Material Definitive Agreement

Effective August 6, 2018, the Existing Credit Facility was terminated. At the time of termination, there were no outstanding borrowings. The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Existing Credit Facility is incorporated herein by reference.

ITEM 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the 2018 Credit Facility is incorporated herein by reference.

ITEM 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Credit Agreement dated as of August 6, 2018, among Schneider National Leasing, Inc., the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHNEIDER NATIONAL, INC.

Date: August 8, 2018	By: /s/ Paul J. Kardish
Name: Paul J. Kardish
Title: General Counsel, Secretary and Executive Vice President